Exhibit 10.5

SENIOR TERM FACILITY AGREEMENT

NOVEMBER 2009

£25,000,000

CREDIT FACILITY

FOR

SEMLOGISTICS MILFORD HAVEN LIMITED

ARRANGED BY

BNP PARIBAS

as Mandated Lead Arranger

AND

BNP PARIBAS

acting as Facility Agent

Allen & Overy LLP

0092651-0000004 PA:4931806.7

THIS AGREEMENT is dated              November 2009 and made BETWEEN:

(1)	SEMLOGISTICS MILFORD HAVEN LIMITED, a company incorporated in England and Wales (registered number 03601913) with its registered office at Main Road, Waterston, Milford Haven, Pembrokeshire SA73 1DR (the Borrower);

(2)	BNP PARIBAS as sole mandated lead arranger (the Mandated Lead Arranger);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 2 (Original Parties) as lenders (the Original Lenders); and

(4)	BNP PARIBAS as facility agent and security agent of the other Finance Parties (the Facility Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of AA- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Aa3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	the Facility Agent or an Original Lender; or

(c)	any other bank or financial institution approved by the Facility Agent.

Acceptable Hedging Counterparty means a Lender or a person in respect of whom the Facility Agent (in its absolute discretion) has provided its written consent approving that person as a counterparty to a Hedging Agreement.

Accounting Principles means US GAAP and practices and financial reference periods used in the Original Financial Statements.

Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including 31 December 2009.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin and any Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris.

Charged Property means all of the assets of the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security.

Collection Accounts means:

(a)	the Sterling bank account held with Lloyds TSB Bank Plc with account number 309773-02382567;

(b)	the US$ bank account held with Lloyds TSB Bank Plc with account number 309773-11266500;

(c)	the bank account held with BNP Paribas with account number 34164Q; and

(d)	any other accounts so entitled maintained by the Borrower with a Lender into which funds are deposited in accordance with Clause 22.18 (Accounts),

and, in each case, subject to Security under the Security Documents.

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading ‘Commitment’ in Schedule 2 (Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or in any other form agreed between the Borrower and the Facility Agent.

Core Asset means any tank terminals, storage facilities, land, jetties, foreshore, pipelines and buildings owned or leased by the Borrower from time to time including, without limitation, such assets located at Milford Haven, UK.

CTA 2009 means the Corporation Tax Act 2009.

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event which requires a determination by a Lender before it becomes an Event of Default shall not be a Default until that determination is made.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Facility Agent.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Environmental Approval means any authorisation required by any Environmental Law.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment in each case required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.

Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).

Excess Cashflow Recapture Amount means, in respect of each Financial Year of the Borrower:

(a)	where the amount of cash on the balance sheet at the end of the applicable Financial Year is less than the Minimum Liquidity Level, zero; or

(b)	where the amount of cash on the balance sheet at the end of the applicable Financial Year (excluding Excluded Insurance Proceeds) exceeds the Minimum Liquidity Level, the lesser of:

(i)	an amount equal to 75% of the Excess Free Cashflow (if any) for that Financial Year; and

(ii)	the difference between the amount of cash on the balance sheet at the end of the applicable Financial Year minus the Minimum Liquidity Level.

Excess Cashflow Date means each date under the heading “Excess Cashflow Date” in the table below:

FINANCIAL YEAR	EXCESS CASHFLOW DATE
Ending on 31 December 2010	No later than 15 April 2011
Ending on 31 December 2011	No later than 15 April 2012
Ending on 31 December 2012	No later than 15 April 2013

Excess Free Cashflow means, in respect of each Financial Year as calculated in accordance with US GAAP, net income plus depreciation and amortisation plus non-cash charges or losses included in net income minus non-cash gains included in net income minus Capital Expenditure plus/minus decreases/increases in net working capital minus any distribution of dividends in accordance with paragraph (a) of the definition of Permitted Distribution minus Repayment Instalments and voluntary prepayments in each case during that period.

Excluded Insurance Proceeds means:

(a)	any proceeds of an insurance claim which the Borrower notifies the Facility Agent are, or are to be, applied to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made. Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose, the Borrower shall ensure that those amounts are used for that purpose and, if requested to do so by the Facility Agent, shall promptly deliver a certificate to the Facility Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for. For the avoidance of doubt, if any proceeds of an insurance claim are no longer required for such purpose they will be used towards prepayment of the Facility;

(b)	any proceeds of a business interruption insurance claim; and

(c)	any proceeds of a third party liability claim.

Existing Facility means the senior secured working capital and revolving credit facility dated 29 September 2006 between, amongst others, the Borrower, SemEuro Limited and the Mandated Lead Arranger.

Extraordinary Receipts means:

(a)	all proceeds from any claim under any agreement received by the Borrower, including, without limitation, with respect to any indemnity; or

(b)	compensation or similar payments received by the Borrower in respect of nationalisation, expropriation, requisition or compulsory disposal of assets.

Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Mandated Lead Arranger and the Borrower (or the Facility Agent and the Borrower) setting out any of the fees referred to in Clause 13 (Fees); and

Final Maturity Date means the date falling four years from the Utilisation Date.

Finance Document means this Agreement, any Compliance Certificate, any Fee Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a ‘Finance Document’ by the Facility Agent and the Borrower.

Finance Party means the Facility Agent, the Mandated Lead Arranger, or a Lender.

Financial Indebtedness means any (without duplication) indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of the Borrower or any liabilities relating to any post-retirement benefit scheme;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

Financial Year means the annual accounting period of the Group and/or the Borrower (as applicable) consisting of four consecutive Financial Quarters.

French Security Agreement means the French Law account pledge agreement dated on or about the date of this Agreement between the Borrower as chargor and BNP Paribas as Facility Agent.

Funds Flow Statement means a funds flow statement in agreed form in respect of the drawdown under this Agreement, the repayment of the Intra-Group Loans, the repayment of the Existing Facility and the payment of any fees due by the Borrower.

Group means the Parent and each of its Subsidiaries for the time being.

Group Indebtedness means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent incurred between the Borrower and any member of the Group.

Group Structure Chart means the structure chart of the Group in the agreed form.

Hazardous Substances means any waste, pollutant, contaminant, hydrocarbon product or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

Headlease means the lease under which the Borrower holds title to the Terminal.

Hedging Agreement means any interest rate hedging agreement or currency hedging agreement entered into by the Borrower with an Acceptable Hedging Counterparty in the ordinary course of business and not for speculative purposes.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(iii)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 10 Business Days of its due date; or

(iv)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Information Memorandum means the document in the form approved by the Borrower, which, at the request of the Borrower was prepared in relation to this transaction and distributed by the Mandated Lead Arranger to selected financial institutions in connection with the Facility.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Proceeds means the proceeds of any insurance claim exceeding £1,000,000 received by the Borrower except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by the Borrower.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.4 (Default interest).

Intra-Group Loans means items 1.1 to 1.4 inclusive set out under the heading ‘(1) Repayment of outstanding intercompany balances’ of the Funds Flow Statement, to be repaid in full as set out therein.

ITA means the Income Tax Act 2007.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66.7% or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66.7% or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66.7% or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formula).

Margin has the meaning given to it in Clause 10.2 (Margin).

Material Adverse Effect means a material adverse effect on:

(a)	the financial condition, assets, operations or business of the Borrower;

(b)	the ability of the Borrower to perform and comply with its payment obligations or financial covenant obligations under the Finance Documents; or

(c)	the validity, legality, ranking or enforceability of any Finance Document.

Minimum Liquidity Level means £7,000,000.

Net Sale Proceeds means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by the Borrower in connection with the sale, transfer or other disposal by the Borrower of a Core Asset after deducting:

(a)	fees and transaction costs properly incurred by the Borrower in connection with that sale, transfer or disposal; and

(b)	Taxes paid or reasonably estimated by the Borrower to be payable (as certified by the Borrower to the Facility Agent) as a result of that sale, transfer or disposal.

Original Financial Statements means the unaudited monthly financial statements of the Borrower for the month immediately preceding the date of this Agreement (prepared in accordance with US GAAP) and the audited annual financial statements of the Borrower for the Financial Year ending 31 December 2008 (prepared in accordance with UK GAAP).

Parent means SemGroup Corporation.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Perfection Requirements means the making of the registrations, filings or notifications of the Security Documents contemplated in the relevant Security Document.

Permitted Disposal means:

(a)	the disposal of any Core Asset to which the Majority Lenders have given their prior written consent; and

(b)	any disposal where the consideration receivable does not exceed the aggregate of £5,000,000 (or its equivalent) in total during the term of this Agreement and £2,000,000 (or its equivalent) in any Financial Year of the Borrower.

Permitted Distribution means:

(a)	a distribution of a dividend to fund (directly or indirectly) the payment by the Parent or any of its Affiliates on a quarterly basis of any federal, state or other tax liability, where such tax liability arises due to the difference between the relevant federal, state or other applicable tax rate in the United States and the relevant tax rate in the United Kingdom, provided (i) the Facility Agent is provided with a document setting out the details and calculation of the proposed dividend and (ii) no Default or Event of Default would result from the proposed dividend;

(b)	ongoing corporate reimbursements to the Parent or any of its Affiliates related to corporate overhead services (provided that the aggregate amount of such reimbursements does not exceed US$ 1,900,000 per annum); or

(c)	the ongoing reimbursements to the Parent of insurance premiums (the Insurance Premiums) relating to policies insuring (i) any Real Property owned by the Borrower, (ii) pollution and environmental liabilities in connection with the assets and business of the Borrower, (iii) officer/director liabilities in connection with the assets and business of the Borrower and (iv) fraud/special crimes liabilities in connection with the assets and business of the Borrower, provided that prior to making any payment in accordance with this Subclause the Borrower will provide the Facility Agent with evidence that such reimbursements relate to the Insurance Premiums.

Permitted Financial Indebtedness means:

(a)	Financial Indebtedness incurred with respect to any Hedging Agreement.

(b)	Financial Indebtedness incurred by the Borrower up to an aggregate maximum amount of £1,000,000;

(c)	Financial Indebtedness under the Finance Documents;

(d)	credit for goods and services arising in the ordinary course of trading of the Borrower;

(e)	Financial Indebtedness arising under finance or capital leases of vehicles, plant (other than the Terminal) equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by the Borrower does not exceed £2,000,000 (or its equivalent in other currencies) at any time; and

(f)	any other Financial Indebtedness incurred with the prior written consent of the Majority Lenders.

Permitted Group Indebtedness means Group Indebtedness arising as a result of non payment of corporate reimbursements or Insurance Premiums as permitted by paragraphs (b) and (c) in the definition of Permitted Distribution.

Permitted Guarantee means:

(a)	any guarantee issued by the Borrower on arm’s length terms and in the ordinary course of its activities (including guarantees for customs and excise purposes) not in respect of Financial Indebtedness; and

(b)	any guarantee by the Borrower of an entity referred to in, and guaranteeing an amount not exceeding the amount permitted under, the definition of Permitted Minority Investment.

Permitted Loan means:

(a)	any trade credit extended by the Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan by the Borrower to an entity referred to in, and in an amount not exceeding the amount permitted under, the definition of Permitted Minority Investment; and

(c)	the loan to be made on or about the date of this Agreement between the Borrower and SemEuro Limited so long as the aggregate amount of the Financial Indebtedness under such loan does not exceed £5,000,000 (or its equivalent) at any time.

Permitted Minority Investment means any investment by the Borrower where:

(a)	the entity which is the subject of the investment is incorporated in England and Wales;

(b)	the entity is engaged in a business, including for the avoidance of doubt, wind farm projects, situated on the land owned or leased by the Borrower from time to time located at Milford Haven, UK;

(c)	the entity is not at any time engaged in commodities trading activities or businesses associated therewith;

(d)	the entity is not a member of the Group;

(e)	in any Financial Year of the Borrower, the aggregate of:

(i)	all amounts subscribed for in shares in, lent to, or invested in all such entities by the Borrower;

(ii)	the contingent liabilities of the Borrower under any guarantee given in respect of the liabilities of any such entity; and

(iii)	the market value of any assets transferred by the Borrower to any such entity,

does not exceed £1,000,0000; and

(f)	the Borrower must not at any time legally or beneficially own directly or indirectly 50% or more of the issued share capital or voting rights of any such entity.

Permitted Security means:

(a)	any lien or trust relationship arising by operation of law and in the ordinary course of trading securing amounts not more than 30 days overdue;

(b)	any Security entered into pursuant to any Finance Document;

(c)	any Security arising by operation of law and in the ordinary course of business or to secure the payment of Taxes which are being contested in good faith;

(d)	any Security over any rental deposit or concession payment in connection with any real property lease, concession or licence agreement in the ordinary course of business, provided that in respect of all such leases, concessions or licences the amount of such rental deposits and concession payments does not exceed £1,000,000 or its equivalent in other currencies at any time;

(e)	any cash collateral provided by the Borrower to an Acceptable Hedging Counterparty as security for the obligations of the Borrower under any Hedging Agreement provided that the Borrower obtains the prior written consent of the Facility Agent and such cash collateral does not exceed £1,000,000;

(f)	any Security securing indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by the Borrower other than any permitted under the preceding paragraphs) does not exceed £2,000,000 or its equivalent at any time; and

(g)	any Security which is subordinated on terms acceptable to the Majority Lenders and to which the Majority Lenders have given their prior written consent.

Permitted Share Issue means an issue of ordinary shares by the Borrower which does not result in a Change of Control.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(iv)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(v)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(vi)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Qualifying Lender has the meaning given to that term in Clause 14 (Tax Gross up and Indemnities).

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period.

Real Property means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Banks means, in relation to LIBOR and Mandatory Cost the principal London offices of the Facility Agent or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

Relevant Interbank Market means the London interbank market.

Relevant Jurisdiction means, in relation to the Borrower:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Period means each period of three months ending on or about the last day of the Financial Year and each period of three months ending on or about the last day of each Financial Quarter.

Repayment Date means 31 March 2010 and each date falling at three month intervals thereafter until the Final Maturity Date.

Repayment Instalment means each scheduled instalment for repayment of the Loan as set out in Clause 6 (Repayment).

Repeating Representations means each of the representations set out in Clause 19.1 (Status) to Clause 19.7 (No default), Clause 19.8 (No misleading information), Clause 19.10 (Pari passu ranking) to Clause 19.14 (Assets) and Clauses 19.22 (Appliance with applicable regulations).

Reports means the Supplemental Certificate of Title and Funds Flow Statement.

Reservations means any general principles of law limiting the obligations of the Borrower which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

Screen Rate means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Secured Parties means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Document means each document listed as being a Security Document in paragraph 2(c) of Schedule 1 (Conditions Precedent to Utilisation) together with any other document entered into by the Borrower creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower under any of the Finance Documents.

SemEuro Limited means the company registered in England and Wales with registered number 05660024.

Sterling and £ means the lawful currency of the United Kingdom.

Subsidiary means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

Supplemental Certificate of Title means a supplemental certificate of title relating to the Terminal and addressed to, and/or capable of being relied upon by, the Secured Parties.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Terminal means the terminal facility owned by the Borrower and located at Milford Haven, United Kingdom and known as Tank Farm, Jetties 2 and 3, Foreshore and Seabed, Waterston, Milford Haven, Pembrokeshire, title to which is registered at the Land Registry under title numbers CYM 287387, CYM 287390 and CYM 293485, and the underlease dated 20 March 2008 made between (1) Waterston Developments Limited and (2) SemLogistics Milford Haven Limited of an easement to maintain oil pipelines and telecommunications cable on Foreshore and Seabed of Milford Haven in the Communities of Llanstodwell and Pwilcrochan, as amended from time to time.

Total Commitments means £25,000,000 at the date of this Agreement.

Transaction Security means the Security created or expressed to be created in favour of the Facility Agent pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

Transfer Date means, in relation to an assignment or transfer, the later of:

(a)	the proposed transfer date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK GAAP means generally accepted accounting principles, standards and practices in the United Kingdom.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US$ means the lawful currency of the United States.

US GAAP means generally accepted accounting principles, standards and practices in the United States of America.

Utilisation Date means the date on which a Loan is made.

Utilisation Request means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Requests).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Facility Agent, the Mandated Lead Arranger, any Finance Party, any Lender, any Party, any Secured Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Facility Agent, any person for the time being appointed as Facility Agent or Facility Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Facility Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated or replaced and includes any increase in, extension of or change to, any facility made available under that Finance Document or other agreement or instrument;

(v)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one that is customarily complied with in the relevant jurisdiction) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is continuing if it has not been remedied or waived.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower, a Sterling term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	the repayment of the Intra-Group Loans in accordance with the Funds Flow Statement;

(b)	the portion of the loan to be made in accordance with paragraph (c) of the definition of Permitted Loan in accordance with the Funds Flow; and

(c)	any fees, costs and expenses incurred by the Borrower in connection with the Facility in each case in accordance with the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Advance of Loan) in relation to a Loan if on or before the Utilisation Date for that Loan, the Facility Agent has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent to Utilisation) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Lenders and the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Advance of Loan) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations are correct in all material respects.

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

(a)	The Borrower may borrow a Loan by giving to the Facility Agent a duly completed Utilisation Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Utilisation Request is 11.00 a.m. one Business Day before the proposed borrowing.

(c)	Each Utilisation Request is irrevocable.

5.2	Completion of a Utilisation Request

(a)	A Utilisation Request will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date of the Loan is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be in Sterling.

(b)	The amount of the proposed Loan must be the maximum amount available under the Facility on the proposed Utilisation Date.

(c)

In a Utilisation Request the Borrower may request the Facility Agent to apply the Sterling proceeds of the Loan received from the Lenders towards the purchase of US$, at the spot rate of exchange of the Facility Agent, on the Utilisation Date in the amounts set out in the Utilisation Request for application in accordance with the Utilisation Request and the Funds Flow Statement. The Borrower indemnifies and holds harmless the Facility Agent and the Lenders on demand against any loss or liability incurred in relation to the purchase and application of such amounts including (without limitation) if the funds so purchased are not so applied by reason of the operation of any one or more of the provisions of this Agreement (including any shortfall in the Sterling amount which the Facility Agent is required to refund to the Lenders in such circumstances after reconversion of the US$ amounts into Sterling).

5.4	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Borrower through its Facility Office on the Utilisation Date.

6.	REPAYMENT

6.1	Regular Instalments

The Borrower shall make a payment of the lesser of (i) £1,000,000 and (ii) the Loan to the Facility Agent in repayment of the Loan (each a Repayment Instalment) on each Repayment Date.

6.2	Excess Cashflow

On each Repayment Date following an Excess Cashflow Date, and until the balance of the Loan is reduced to zero, the Borrower shall pay an amount equal to the lesser of (i) the Excess Cashflow Recapture Amount and (ii) the Loan, to the Facility Agent in repayment of the Loan.

6.3	Final Maturity Date

On the Final Maturity Date, the Borrower shall repay such amount as is necessary to ensure that the Loan, all accrued but unpaid interest, fees and any other sum then due under the Finance Documents have been repaid in full.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled to the extent necessary to comply with applicable law; and

(c)	the Borrower shall repay that Lender’s participation (or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer) in any Loans made to it on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Automatic cancellation

Each undrawn Commitment of each Lender will be automatically cancelled on the last day of the Availability Period.

7.3	Voluntary prepayment

(a)	The Borrower may, if it gives the Facility Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the Loan in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of £1,000,000.

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations (or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer).

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

8.	MANDATORY PREPAYMENT

8.1	Change of control

(a)	For the purposes of this Subclause:

a change of control occurs if:

(i)	any person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the Exchange Act)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of stock of the Parent entitled to vote generally in the election of directors of 35% or more;

(ii)	the board of directors of the Parent shall not consist of a majority of Continuing Directors; or

(iii)	the Parent shall cease to own and control, of record and beneficially, directly or indirectly 75% of outstanding stock of the Borrower,

Continuing Directors means the directors of the Parent on the date of emergence from chapter 11 of the United States Bankruptcy Code as evidenced by condition precedent 6(c) of Schedule 1 (Conditions Precedent to Utilisation) to this Agreement, and each other director of the Parent, if such other director’s nomination for election to the board of directors of the Parent is recommended by a majority of the then Continuing Directors.

(b)	The Borrower must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control, if:

(i)	a Lender so requires and notifies the Facility Agent within 10 Business Days of the Borrower notifying the Facility Agent of the event, the Facility Agent must, by notice to the Borrower:

(A)	cancel the Commitments of that Lender; and

(B)	declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

8.2	Insurance Proceeds and Net Sale Proceeds and application of mandatory prepayments

(a)	The Borrower shall apply all Insurance Proceeds (other than Excluded Insurance Proceeds) in prepayment of the Loan promptly upon receipt of those proceeds.

(b)	The Borrower shall apply all Net Sale Proceeds in prepayment of the Loan promptly upon receipt of those proceeds.

(c)	Subject to paragraph (c) below, the Borrower may elect that any prepayment under this Clause be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Borrower makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)	If the Borrower has made an election under paragraph (b) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or paragraph (b) of Clause 8.2 (Insurance Proceeds and application of mandatory prepayments) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of the Facility

The Borrower may not reborrow any part of the Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Facility Agent’s receipt of Notices

If the Facility Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (b) of Clause 8.2 (Insurance Proceeds and application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

10.2	Margin

Margin means 6% per annum for the Relevant Period ending 31 December 2009. From 1 January 2010 onwards the Margin shall be calculated at the rate set out opposite the ratio of Net Debt / EBITDA as contained pursuant to a Compliance Certificate in respect of the most recently completed Relevant Period.

Ratio	Rate
Net Debt / EBITDA is greater than or equal to 1x	6.00% per annum
Net Debt / EBITDA is less than 1x	5.50% per annum

(a)	any increase or decrease in the Margin for a Loan shall take effect on the date (the reset date) which is the first day of the then current Interest Period for that Loan following receipt by the Facility Agent of the Compliance Certificate for that Relevant Period;

(b)	if, following receipt by the Facility Agent of the annual audited financial statements of the Borrower and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 10.3(b) (Payment of interest) shall apply;

(c)	while an Event of Default is continuing, the Margin for that Loan shall be the highest percentage per annum set out above; and

(d)	for the purpose of determining the Margin, Net Debt / EBITDA and Relevant Period shall be determined in accordance with Clause 21 (Financial covenants).

10.3	Payment of interest

(a)	The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

(b)	If the annual audited financial statements of the Borrower and related Compliance Certificate received by the Facility Agent show that a higher Margin should have applied during a certain period, then the Borrower shall promptly pay to the Facility Agent any amounts necessary to put the Facility Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(c)	If the annual audited financial statements of the Borrower and related Compliance Certificate received by the Facility Agent show that a lower Margin should have applied during a certain period, then the next payments of interest falling due on the Loans shall be reduced to the extent necessary to put the Borrower in the position it would have been in had the appropriate rate of the Margin applied during such period provided that future payments to a Lender will only be reduced to the extent it was a Lender during the relevant period where a lower rate of Margin should have applied.

10.4	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 10.4 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Interest Periods and Terms

The first Interest Period for the Loan will start on the Utilisation Date and end on 31 December 2009. Each subsequent Interest Period shall be three months and will start on the expiry of the preceding Interest Period.

11.2	No overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 % of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee computed at the rate of 40% per annum of the applicable Margin on the amount of the Facility for the period of time beginning with the signing of this Agreement to the Utilisation Date calculated on a daily basis.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

13.2	Structuring fee

The Borrower shall pay to the Mandated Lead Arranger a structuring fee in the amount and at the times agreed in a Fee Letter.

13.3	Participation fee

The Borrower shall pay to the Mandated Lead Arranger (for its own account) a participation fee in the amount and at the times agreed in a Fee Letter.

13.4	Agency fee

The Borrower shall pay to the Facility Agent (for its own account) the Facility Agent fee in the amount and at the times agreed in a Fee Letter.

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means:

(a)	a Lender (other than a Lender within paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009;

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company; or

(iii)	a Treaty Lender; or

(b)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under the Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership, each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of Section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA 2009; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of Section 19 of the CTA 2009).

Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Treaty Lender means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely under subparagraph (ii) of the definition of Qualifying Lender; or

(iii)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from the Borrower a certified copy of that Direction; and

(iv)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(v)	the relevant Lender is a Qualifying Lender solely under subparagraph (ii) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrower; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(vi)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If the Borrower is required to make a Tax Deduction, it must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower must deliver to the Facility Agent for the Finance Party entitled to the payment other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Borrower must co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

14.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.3, notify the Facility Agent.

14.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

14.5 Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to the Borrower, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a Lender fails to indicate its status in accordance with this Clause 14.5 then such Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party and the Mandated Lead Arranger against any cost, loss or liability that Secured Party or the Mandated Lead Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any stamp duty, registration and other taxes incurred on assignment or transfer of any Lender’s Commitment or any sub-participation.

14.7	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is chargeable or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.	INCREASED COSTS

15.1 Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent as soon as is reasonably practicable following it becoming aware that it is entitled to make such a claim of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

15.3 Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	If a Finance Party does not notify the Facility Agent pursuant to Clause 15.2 (Increased cost claims) within 90 days of such Finance Party having become aware of any Increased Costs, Clause 15.1 (Increased costs) shall not apply.

(c)	In this Clause 15.3 reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Mandated Lead Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower will, within three Business Days of demand, indemnify the Mandated Lead Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default except if the Facility Agent is not acting on the prior instructions of the Majority Lenders and after doing so, it is apparent that there is no Default, in which case such costs shall be for the account of the Lenders (pro rata to their commitments); or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Facility Agent

(a)	The Borrower shall promptly indemnify the Facility Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Facility Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents,

save to the extent, in respect of Subparagraphs (i) and (ii) above, that such cost, loss or liability is caused by the gross negligence or wilful misconduct of the Facility Agent or any Receiver or Delegate.

(b)	The Facility Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross up and Indemnities) or Clause 15 (Increased Costs) or paragraph 4 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand pay the Facility Agent and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Facility Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security;

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Facility Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Facility Agent considering it necessary or expedient or (iii) the Facility Agent being requested by the Borrower or the Majority Lenders to undertake duties which the Facility Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Facility Agent under the Finance Documents, the Borrower shall pay to the Facility Agent any additional remuneration that may be agreed between them.

(b)	If the Facility Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Facility Agent and approved by the Borrower or, failing approval, nominated (on the application of the Facility Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Mandated Lead Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Facility Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is or will be a party are legal, valid, binding and enforceable, subject to:

(a)	any applicable Reservations; or

(b)	in the case of any Security Document, any applicable Perfection Requirements.

19.3	Non-conflict with other obligations

(a)	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described), in each case where it would reasonably be expected to have a Material Adverse Effect; or

(b)	(except as provided in any Security Document or to the extent of any Permitted Security) result in the existence of, or oblige it to create, any Security over any of its assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, subject to any applicable Reservations; and

(c)	to enable it to create the Security purported to be created by it pursuant to any Security Document and, subject to any applicable Reservations and Perfection Requirements, to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect or will be obtained or effected at the time such Security is to be created or at the time such Finance Documents are entered into (in each case, as is required in accordance with this Agreement) save for complying with any applicable Perfection Requirements, or will have been obtained or effected and will be in full force and effect before the first Utilisation Request.

19.6	No filing or stamp taxes

Subject to any applicable Reservations under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, notarial, registration or similar tax or fee be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save in each case for complying with any applicable Perfection Requirements.

19.7	No default

(a)	No Event of Default has occurred and is continuing or would reasonably be expected to result from the making of any Loan or the entry into, performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument (excluding the Existing Facility) which is binding on it or to which its assets are subject which would reasonably be expected to have a Material Adverse Effect.

19.8	No misleading information

(a)	Any factual information (other than information of a general economic nature) contained in the Information Memorandum (the Information) (taken as a whole) was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given (provided that nothing in this paragraph shall require any member of the Group to review or make any enquiry in relation to matters within the technical or professional expertise of the adviser preparing the relevant report).

(b)	All opinions, predictions or intentions expressed in the Information Memorandum by the Borrower are honestly held or made on the basis of the information available at the time on which they were prepared and are not misleading in any material respect as at the date thereof.

(c)	All assumptions, upon which any projections or forecasts in the Information Memorandum are based, are reasonable and made in good faith, it being understood that the projections contained in the Information Memorandum are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurance can be given that such projections will be realised and provided that nothing in this paragraph shall require any member of the Group to review or make any enquiry in relation to matters within the technical or professional expertise of the adviser preparing the relevant report.

(d)	The Information Memorandum does not omit anything which would be likely to cause it to be inaccurate or misleading in any material respect.

19.9	Financial statements

(a)	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	The Original Financial Statements fairly represent its financial condition and operations as at the end of and for the Relevant Period.

(c)	There has been no material adverse change in its business or financial condition since the date of its Original Financial Statements.

(d)	Its Financial Year end is 31 December.

19.10	Pari passu ranking

Subject to any applicable Reservations, without limiting Clause 22.24 (Security) below, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.11	Security

Subject to any applicable Perfection Requirements or Reservations, each Security Document creates (or, once entered into, will create), in favour of the Facility Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and, subject to any applicable Reservations, with the ranking and priority it is expressed to have.

19.12	No proceedings pending or threatened

(a)	To the best of its knowledge and belief, after due and careful review and reasonable enquiries, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which might reasonably be expected to have a Material Adverse Effect have been started or threatened against it nor are there any circumstances likely to give rise to any such litigation, arbitration or administrative proceedings.

(b)	To the best of its knowledge and belief after due and careful review and reasonable enquiries, no labour disputes which would reasonably be expected to have a Material Adverse Effect have been started or threatened against it nor are there any circumstances likely to give rise to any such labour disputes.

19.13	Legal and beneficial ownership

It is the absolute legal and beneficial owner of all the assets over which it purports to create Security pursuant to any Security Document, free from any Security other than any Permitted Security.

19.14	Assets

Other than as disclosed in the Supplemental Certificate of Title, it has, free from any Security other than any Permitted Security, the absolute legal and beneficial title to, or valid leases or licences of, or is otherwise entitled to use (in each case, where relevant, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.

19.15	Environmental Laws and Licences

It has:

(a)	complied with all Environmental Laws to which it may be subject;

(b)	all Environmental Permits required in connection with its business;

(c)	complied with the terms of those Environmental Permits; and

(d)	complied with all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by it or on which it has conducted any activity, in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

19.16	Environmental releases

No:

(a)	property:

(i)	currently owned, leased, occupied or controlled; or

(ii)	during the time previously owned, leased, occupied or controlled by it (including any offsite waste management or disposal location utilised by it) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

19.17	Environmental Claims

Other than as disclosed in writing to the Facility Agent by the Borrower in writing prior to the date hereof, no Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against it where that claim would be reasonably likely to have a Material Adverse Effect.

19.18	Solvency

(a)	It is not insolvent or unable to pay its debts (including subordinated and contingent debts) nor could it be deemed by a court to be unable to pay its debts within the meaning of Section 123(1)(e) or 123(2) of the Insolvency Act 1986 nor, in any such case, will it become so in consequence of entering into any Finance Document, and/or performing any transaction contemplated by any Finance Document.

(b)	It has not taken any corporate action nor have any legal proceedings or other procedures or steps been taken, started or threatened in relation to anything referred to in Clause 23.7 (Insolvency proceedings).

19.19	Taxes

(a)	All reports and returns in respect of Taxes have been filed punctually (or within any applicable time limits) and it has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non-payment other than any Taxes:

(i)	being contested by it in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed to the Facility Agent and for which adequate reserves are being maintained in accordance with the Accounting Principles; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty (not including interest), or any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created pursuant to the Security Documents.

(b)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

19.20	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

19.21	No immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

19.22	Compliance with applicable regulations

It has complied with all applicable regulations in relation to its business and operations in all material respects.

19.23	Insurance

It maintains:

(a)	insurances on and in relation to its fixed assets with reputable underwriters or insurance companies against those risks and to the extent as is consistent with its normal business practice and as is usual for companies carrying on the same or substantially similar business (including, for the avoidance of doubt and without limitation, insurance against fire, damage, pollution, earthquake and terrorist attacks); and

(b)	insurances on and in relation to its inventory with reputable underwriters or insurance companies against those risks and to the extent as is consistent with its normal business practice and as is usual for companies carrying on the same or substantially similar business.

19.24	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of signing of this Agreement, the Utilisation Date and the first day of each Interest Period.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

20.1	Annual statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	annual audited financial statements as soon as the same become available, but in any event within 145 days after the Financial Year ending 31 December 2009 and within 120 days after each of its Financial Years thereafter;

(b)	annual statements showing the calculation of Excess Free Cashflow in respect of each of its Financial Years, certified by an authorised financial officer of the Borrower, at least five days prior to making any payment in accordance with Clause 6.2 (Excess Cashflow); and

(c)	annual operating budgets including the budgeted leasing rate, ancillary revenues and occupancy rate for each tank held at Semlogistics Milford Haven, capital expenditure (showing maintenance capital expenditure and refurbishment expenditure) and any expenditure relating to a Permitted Investment prepared by the Borrower’s management for each of its Financial Years ending on 31 December 2010, 31 December 2011 and 31 December 2012, to be submitted within 60 days after the beginning of each relevant Financial Year.

20.2	Monthly financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders monthly unaudited financial statements (including balance sheets, income statements and cash flow statements) together with a business report prepared by the Borrower’s management providing information on the business of the Borrower prepared by the Borrower’s management (including capacity utilisation for the relevant month, a list of customers (including their addresses) leasing the tanks for the relevant month, the value of each contract entered into between each customer and the Borrower (subject to any relevant confidentiality provisions entered into between the Borrower and any applicable customer), average rental fee per cubic meter and new contracted rental fee per cubic meter)) as soon as the same become available, but in any event within 45 days after the end of each calendar month.

20.3	Compliance Certificate

The Borrower shall supply to the Facility Agent a Compliance Certificate which shall set out computations demonstrating compliance with the Margin, Minimum Interest Coverage, Maximum Total Leverage, Minimum Net Worth, Accumulated Maximum Capex and Annual Maximum Capex covenants certified by an authorised financial officer of the Borrower within 45 days of the end of each Relevant Period.

20.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Annual statements) and Clause 20.2 (Monthly financial statements) shall be certified by an Authorised Signatory of the Borrower as fairly representing its financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of its financial statements delivered pursuant Clause 20.1 (Annual statements) and Clause 20.2 (Monthly financial statements) is prepared using US GAAP, accounting practices and financial reference periods in each case consistent with the Accounting Principles unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in US GAAP, the accounting practices or reference periods and its auditors deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants) has been complied with, to determine any other relevant matter and/or to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Original Financial Statements.

(c)	If the Borrower notifies the Facility Agent of a change in accordance with paragraph (b) of this Clause the Borrower and the Facility Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(d)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Accounting Principles.

20.5	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Borrower to its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which would reasonably be expected to have a Material Adverse Effect;

(c)	promptly, such further information, including but not limited to books and records, regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Facility Agent) may reasonably request;

(d)	if, prior to the date of the Compliance Certificate to be delivered in accordance with Clause 20.3 (Compliance Certificate), on the basis of information available for the Relevant Period to which such Compliance Certificate relates the Borrower becomes aware that the covenants set out in Clause 21 (Financial Covenants) will not be complied with in respect of such Relevant Period, notice in writing that such covenants will not be complied with and provide any relevant information and evidence in relation to such non-compliance reasonably requested by the Facility Agent;

(e)	as soon as reasonably practicable following the end of each Financial Year of the Parent, copies of the annual audited consolidated financial statements of the Parent; and

(f)	details of its bank account balances.

20.6	Notification of Default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent (acting reasonably) the Borrower shall supply to the Facility Agent a certificate signed by one of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under subparagraph (c)(i) or subparagraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

20.8	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of subparagraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the reasonable request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in subparagraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in subparagraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of the Borrower with an Acceptable Bank and to which the Borrower is alone beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by the Borrower in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility.

Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which the Borrower is alone beneficially entitled at that time and which is not issued or guaranteed by or subject to any Security (other than Security arising under the Security Documents).

Net Worth means all assets, as determined in accordance with US GAAP, of the Borrower minus the sum of:

(a)	the liabilities, as determined in accordance with US GAAP, of the Borrower;

(b)	any amount shown in respect of goodwill or other intangible assets of the Borrower (including capitalised costs and expenses); and

(c)	any amount arising from an upward revaluation of assets (to the extent not revalued by fresh start accounting).

EBITDA means the sum of the net income of the Borrower in accordance with US GAAP, and, to the extent deducted in calculating such net income, net interest expenses, income taxes, foreign exchange gains and losses, depreciation and amortisation for such period, to the extent included in calculating such net income.

Finance Charges means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Financial Indebtedness whether paid, payable or capitalised by the Borrower in respect of that Relevant Period:

(a)	including the interest (but not the capital) element of payments in respect of Finance Leases; and

(b)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) the Borrower under any interest rate hedging arrangement.

Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

Net Debt means all Financial Indebtedness of the Borrower which is classified as ‘financial indebtedness’ on the balance sheet of the Borrower in accordance with US GAAP and any current maturities and other principal amount in respect of such financial indebtedness due within one year, less the aggregate amount of Cash and Cash Equivalent Investments held by the Borrower at that time.

Trade Instruments means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of the Borrower arising in the ordinary course of trading.

21.2	Minimum Interest Coverage

The Borrower shall ensure that the ratio of EBITDA to Finance Charges for any Relevant Period shall not be less than 4.0:1.0.

21.3	Maximum Total Leverage

The Borrower shall ensure that the ratio of Net Debt to EBITDA for any Relevant Period shall not be more than 2.5:1.0.

21.4	Minimum Net Worth

The Borrower shall ensure that at all times, its Net Worth will not be less than £50,000,000 (or its equivalent in another currency or currencies).

21.5	Accumulated Maximum Capex

The Borrower shall ensure that Capital Expenditure will not exceed an aggregate of £21,000,000 between the date of signing of this Agreement and the Final Maturity Date (the Accumulated Maximum Capex).

21.6	Annual Maximum Capex

The Borrower shall ensure that Capital Expenditure will not exceed the amounts set out in the table below in the corresponding Financial Year (the Annual Maximum Capex) provided that the Borrower shall be able to carry over into the immediately following Financial Year (but not a subsequent Financial Year) the unused balance of Capital Expenditures approved in the immediately preceding Financial Year:

Financial Year	Annual Maximum Capex (£)
Q4 2009	3,114,000
2010	9,100,000
2011	9,435,000
2012	4,335,000
2013	1,417,000

21.7	Calculations

(a)	Minimum Interest Coverage, Maximum Total Leverage and Minimum Net Worth shall be determined from the financial statements of the Borrower and Compliance Certificates delivered under Clause 20.1( Annual statements), 20.2 (Monthly financial statements) and 20.3 (Compliance Certificate).

(b)	The Minimum Interest Coverage and Maximum Total Leverage shall be tested on an aggregate rolling basis for each 12 month period ending on the last day of each Relevant Period with the first testing date occurring on 31 December 2009.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

(a)	The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Facility Agent of) any Authorisation required under any applicable law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in the Relevant Jurisdictions of any Finance Document; and

(iii)	enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall ensure that the Perfection Requirements are complied with promptly and in any event before the final date on which it is necessary to carry out any such Perfection Requirement in order to achieve the relevant perfection, protection or priority of any Security Document.

22.2	Corporate Existence

The Borrower will preserve and maintain its corporate existence in the jurisdiction of its incorporation.

22.3	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

22.4	Environmental Laws and Licences

The Borrower shall:

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Approvals required in connection with its business; and

(c)	comply with the terms of those Environmental Approvals,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.5	Environmental claims

(a)	The Borrower shall promptly notify the Facility Agent of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which might have a Material Adverse Effect.

(b)	The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(i)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against it; or

(ii)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any it,

(c)	where the claim would be reasonably likely to have a Material Adverse Effect.

22.6	Merger

(a)	Other than with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower shall not enter into any amalgamation, demerger, merger or corporate restructuring with any other person.

(b)	Other than with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower shall not enter into any consortium, partnership or similar arrangement with any person.

(c)	The Borrower will not:

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture other than pursuant to a Permitted Minority Investment; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing) other than, in each case, pursuant to a Permitted Minority Investment.

22.7	Assets

The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all its material assets necessary for the conduct of its business as conducted from time to time.

22.8	Pari passu

The Borrower shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.9	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security which is Permitted Security.

22.10	Acquisitions, Disposals and Minority Investments

(a)	The Borrower will not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of a Core Asset other than pursuant to a Permitted Disposal without the prior consent of the Facility Agent (acting on the instructions of all the Lenders).

(b)	The Borrower will not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to purchase or otherwise acquire (including by way subscription) all or a portion of the business, assets, operations or issued share capital of a person other than pursuant to a Permitted Minority Investment without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

22.11	Arm’s length terms

The Borrower shall not enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than on arm’s length terms.

22.12	Loans, credit or guarantees

(a)	The Borrower shall not make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a Permitted Loan or a Permitted Guarantee.

22.13	Distributions

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (until after the Final Maturity Date):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any member of the Group without the consent of the Majority Lenders; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to a Permitted Distribution.

22.14	Financial Indebtedness and Group Indebtedness

(a)	The Borrower shall not incur (or agree to incur) or allow to remain outstanding (i) any Financial Indebtedness or (ii) Group Indebtedness.

(b)	Paragraph (a)(i) above does not apply to any Permitted Financial Indebtedness.

(c)	Paragraph (a)(ii) above does not apply to any Permitted Group Indebtedness.

(d)	The Borrower shall inform the Facility Agent of the amount of any Financial Indebtedness incurred by it, the terms on which such Financial Indebtedness is incurred and the party to which such Financial Indebtedness is owed promptly on the incurrence of that Financial Indebtedness provided that the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is greater than £2,000,000 (or its equivalent in another currency or currencies).

22.15	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business taken as a whole from that carried on at the date of this Agreement. For the avoidance of doubt, the Borrower shall not, for its own account or on account of any member of the Group, undertake or participate in any commodities trading activities or businesses associated therewith.

22.16	Insurance

The Borrower shall maintain insurances:

(a)	on and in relation to its business and assets (other than those assets referred to at (b) and (c) below) with reputable independent underwriters or insurance companies against those risks, and to the extent as is consistent with its normal business practice and is usual for companies located in the same or a similar location and carrying on a similar business;

(b)	on and in relation to its inventory with reputable underwriters or insurance companies against those risks and to the extent as is consistent with normal business practice; and

(c)	to the extent required by applicable law or by any material contract.

22.17	Taxes

(a)	The Borrower shall pay all Taxes and social security obligations required to be paid by it within the time period when due or, if later, before any material penalties for non-payment are incurred.

(b)	Paragraph (a) above does not apply to any Taxes:

(i)	being contested by the Borrower in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with US GAAP; and

(iii)	where payment can be withheld without incurring material penalties and will not result in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

(c)	The Borrower shall not change its residence for Tax purposes.

22.18	Accounts

(a)	The Borrower:

(i)	will establish and maintain at least one Collection Account; and

(ii)	will enter into such documents, and give such notices, as the Facility Agent may require in connection with the granting, perfection or protection of the Security over each such Collection Account.

(b)	The Borrower procures that:

(i)	all Net Sale Proceeds, Extraordinary Receipts and Insurance Proceeds received by it; and

(ii)	all interest earned on its Collection Account,

are promptly deposited into its Collection Accounts.

(c)	Amounts standing to the credit of a Collection Account will bear interest at such rate as may be agreed in writing between the relevant Lender and the Borrower.

(d)	The Borrower will procure that its Collection Accounts do not go into overdraft.

(e)	Each Lender with a Collection Account shall, at any time after the notification to it by the Facility Agent of the occurrence of a Default and until such time as it is notified by the Facility Agent that such a Default is no longer continuing or has been waived by the Lenders:

(i)	not be obliged to act on the instructions of the Borrower pursuant to this Clause 22.18 in relation to any sums at such time standing to the credit of the Collection Accounts; and

(ii)	be entitled to pay to the Facility Agent any sums standing to the credit of the Collection Accounts for application by the Facility Agent in or towards the payment and discharge of any amounts owing to the Finance Parties under the Finance Documents as the Facility Agent thinks fit.

(f)	The Borrower shall not establish or maintain any account with any financial institution unless the Facility Agent is granted first ranking Security over such account (in form and substance satisfactory to the Facility Agent).

(g)	Paragraph (f) shall not apply to any accounts containing less than £100,000 provided that the maximum aggregate value of any accounts under this paragraph (g) shall not exceed £500,000.

22.19	Inspection Rights

The Borrower will permit representatives and independent contractors of the Facility Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower provided that when an Event of Default exists the Facility Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

22.20	Compliance with Agreements

The Borrower will observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to the Borrower, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

22.21	Perform Obligations

The Borrower will duly and punctually perform in all respects all obligations assumed or to be assumed by it under each Finance Document to which it is or will be a party and will do all things necessary to protect and enforce its Rights under each such Finance Document.

22.22	Constitutional documents

The Borrower will not agree to any amendment of its constitutional documents which is likely to have a Material Adverse Effect or to affect in any manner any Security created under the Security Documents, without the prior written consent of the Facility Agent, not to be unreasonably withheld or delayed.

22.23	Issue of shares

Other than with the prior written consent of the Majority Lenders or an issue of shares which is a Permitted Share Issue, the Borrower will not:

(a)	allot or issue any shares to any person; or

(b)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital of the Borrower (including any right of pre-emption, conversion or exchange) or alter any right attaching to any issued share of the Borrower.

22.24	Security

(a)	The Borrower will, at its own expense, promptly take all such action as the Facility Agent, acting reasonably, may require:

(i)	for the purpose of perfecting or protecting the Finance Parties’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)	for the purpose of facilitating the realisation of any of that Security,

including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Facility Agent, acting reasonably, may require.

(b)	The Borrower will not, nor consent to the doing of, anything which might be reasonably be expected to prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.

(c)	Following receipt by the Facility Agent of a notice pursuant to Clause 20.5 (Information: miscellaneous), the Borrower will, at its own expense, promptly take all such action as the Facility Agent may reasonably require with respect to securing any acquired Real Property.

(d)	The Borrower shall, on or before the date on which a Security Document under Clauses 22.18(f) and 22.24(c) has been entered into, deliver to the Facility Agent:

(i)	a certified copy of the chargor’s board resolution approving the execution, delivery and performance of the relevant Security Document and the terms and conditions thereof and authorising a person or persons to sign the relevant Security Document;

(ii)	a copy of all notices required to be sent under the relevant Security Document and, if applicable, a copy of all share certificates, transfers and stock transfer forms duly executed by the relevant charger in blank in relation to the assets subject to or expressed to be subject to the Security and other documents of title to be provided under the Security Document; and

(iii)	a legal opinion from counsel, satisfactory to the Facility Agent, in the jurisdiction in which the assets subject to the relevant Security Document are located in form and substance satisfactory to the Facility Agent.

22.25	Application of proceeds

The Borrower will ensure that all proceeds of the Facility will be applied towards repayment of the Existing Facility in accordance with the Funds Flow Statement on the first Utilisation Date.

22.26	No Subsidiaries

Other than with the prior written consent of the Facility Agent the Borrower shall not create (or agree to create) any Subsidiaries.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within:

(i)	in the case of subparagraph (a)(i) above, 3 Business Days of its due date; or

(ii)	in the case of subparagraph (a)(ii) above, 5 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those provisions referred to in Clause 23.1 (Non-payment), Clause 23.2 (Financial covenants)).

(b)	The Borrower does not comply with Clause 22 (General Undertakings) unless the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

(c)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 days of the earlier of the Facility Agent giving notice to the Borrower or the Borrower becomes aware thereof.

23.5	Cross acceleration

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	There is entered against the Borrower or any other member of the Group (i) a final judgement or order for the payment of money in an aggregate amount exceeding £1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgements that have, or could reasonably be expected to have, individually or in aggregate, a Material Adverse Effect and, in either case, the same shall remain undischarged and either (A) enforcement proceedings are commenced by any creditor under such judgement or order which have not been stayed by reason of a pending appeal or otherwise, or (B) there is a period of 30 consecutive days during which a stay of judgement by reason of pending appeal or otherwise, is not in effect.

(d)	No Event of Default will occur under this Clause 23.5 (Cross acceleration) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (b) above is less than £500,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	The Borrower or any other member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lenders in respect of this Agreement) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any member of the Group.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any other member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any other member of the Group or any of their assets; or

(iv)	enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement or, if earlier, the date on which it is advertised.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or any other member of the Group and is not discharged within five Business Days.

23.9	Unlawfulness

It is or becomes (or the Borrower alleges that it is) unlawful for it or any other Party (other than a Finance Party) to a Finance Document to perform any of its material obligations under the Finance Documents.

23.10	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Security and guarantees

Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Facility Agent for the benefit of the Finance Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have in a manner and to an extent reasonably considered by the Majority Lenders to be materially adverse to the interests of the Lenders under the Finance Documents.

23.12	Material adverse change

Any event shall occur which has had or is reasonably likely to have a Material Adverse Effect.

23.13	Borrower’s business

The business carried on by the Borrower as at the date hereof is suspended or ceases to be so carried on (or is threatened to be suspended or ceases to be carried on) or there is a material change in the nature of that business.

23.14	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled whereupon no further drawings shall be requested or made under the Facility;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise the rights of the Finance Parties under the Security Documents.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

24.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Facility unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)	written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Lender and the New Lender.

(c)	A transfer will only be effective if the New Lender complies with the procedure set out in Clause 24.5 (Procedure for transfer).

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)	An assignment of rights will only be effective against any third party if, at the cost of the New Lender, such assignment is notified to the Borrower by a bailiff (huissier) in accordance with article 1690 of the French Civil Code.

(f)	For the purposes of article 1278 et seq. of the French Civil Code, the French law account pledge and the obligations of the Borrower under this Agreement will continue in full force and effect for the benefit of the New Lenders following any novation under this Clause. A novation under this Clause is a novation (novation) within the meaning of article 1271 et seq. of the French Civil Code.

24.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender (b) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of £ 2,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

the Facility Agent, the Mandated Lead Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Borrower) any other person,

any information about the Borrower, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate.

Any confidentiality undertaking signed by a Finance Party pursuant to this Clause 24.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

25.	ROLE OF THE FACILITY AGENT, THE MANDATED LEAD ARRANGER AND OTHERS

25.1	Appointment of the Facility Agent

(a)	Each of the Mandated Lead Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the French Security Agreement in accordance with article 2328-1 of the French Civil Code.

(c)	Each of the Mandated Lead Arranger and the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Facility Agent as holder of security

(a)	In this Clause:

Secured Party Claim means any amount which the Borrower owes to a Secured Party under or in connection with the Finance Documents; and

Facility Agent Claim has the meaning given to it in paragraph (c) below.

(b)	Unless expressly provided to the contrary in this Agreement or any Security Document, the Facility Agent holds:

(i)	any Security governed by English and French law; and

(ii)	all other assets paid to, held by or received or recovered by it under or in connection with this Agreement and the Security Documents,

on trust for the Secured Parties.

(c)	The Borrower must pay the Facility Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date (the Facility Agent Claims).

(d)	Unless expressly provided to the contrary in this Agreement or any Security Document, the Facility Agent holds:

(i)	any Security governed by French law;

(ii)	the benefit of any Facility Agent Claims; and

(iii)	any proceeds of the security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Facility Agent.

(e)	The Facility Agent will separately identify in its records the property rights referred to in paragraph (d) above.

Each Facility Agent Claim is created on the understanding that the Facility Agent must share the proceeds of each Facility Agent Claim with the other Secured Parties.

(f)	The Facility Agent may enforce performance of any Facility Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(g)	Each Secured Party must, at the request of the Facility Agent, perform any act required in connection with the enforcement of any Facility Agent Claim. This includes joining in any proceedings as co-claimant with the Facility Agent.

(h)	Unless the Facility Agent fails to enforce a Facility Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Facility Agent.

(i)	The Borrower irrevocably and unconditionally waives any right it may have to require a Secured Party to join in any proceedings as co-claimant with the Facility Agent in respect of any Facility Agent Claim.

(j)	(i) Discharge by the Borrower of a Secured Party Claim will discharge the corresponding Facility Agent Claim in the same amount.

(ii)	Discharge by the Borrower of a Facility Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(k)	The aggregate amount of the Facility Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(l)	(i) A defect affecting a Facility Agent Claim against the Borrower will not affect any Secured Party Claim.

(ii)	A defect affecting a Secured Party Claim against the Borrower will not affect any Facility Agent Claim.

(m)	If the Facility Agent returns to the Borrower, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Facility Agent.

25.4	Perpetuity Period

The perpetuity period for the trust in this Agreement is 80 years.

25.5	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.6	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.7	Business with the Group

The Facility Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.8	Rights and discretions

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23 (Events of Default)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.9	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Facility Agent.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

25.10	Responsibility for documentation

Neither the Facility Agent nor the Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arranger, the Borrower or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

25.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.11 (Disruption to Payment Systems etc., the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arranger.

25.12	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc. notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Facility Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

25.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.15	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.18	Facility Agent’s management time

Any amount payable to the Facility Agent under Clause 16.3 (Indemnity to the Facility Agent), Clause 18 (Costs and Expenses) and Clause 25.12 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 13 (Fees).

25.19	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.20	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Mandated Lead Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.6 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and Clause 28.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

28.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 28.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 25.13 (Resignation of the Facility Agent) each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 28.2 (Distributions by the Facility Agent).

28.6 Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents;

(iv)	then, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.6	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrower;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8 (Mandatory Prepayment), Clause 24 (Changes to the Lenders) or this Clause 34;

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(x)	the release of any Transaction Security (or of any asset which is subject to Transaction Security) unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Mandated Lead Arranger may not be effected without the consent of the Facility Agent or the Mandated Lead Arranger.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT TO UTILISATION

1.	Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the opening of a bank account to be held with BNP Paribas.

(c)	A written shareholder resolution of the Parent approving the Borrower’s entry into the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing or securing, as appropriate, the Total Commitments would not cause any borrowing, security or similar limit binding on the Borrower to be exceeded.

(f)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(g)	A copy of the Original Financial Statements.

2.	Finance Documents

(a)	This Agreement.

(b)	The Fee Letters.

(c)	The following Security Documents each duly entered into by the parties to it:

(i)	English law debenture between the Borrower as Chargor and BNP Paribas as Facility Agent creating fixed and floating security over all of the assets of the Borrower, including (without limitation) a mortgage over the Terminal, a charge over the Borrower’s current assets including inventory, receivables insurance or other rights in relation thereto and a charge over its bank accounts; and

(ii)	French Law account pledge between the Borrower as Chargor and BNP Paribas as Facility Agent over the Borrower’s French bank accounts.

(d)	A copy of all notices and acknowledgements, share certificates, transfers and stock transfer forms or equivalent duly executed by the Borrower in relation to the assets subject to or expressed to be subject to the terms of the above Security Documents.

3.	Insurance

A letter from Marsh insurance broker dated the date of this Agreement addressed to the Facility Agent, the Mandated Lead Arranger and the Lenders listing the insurance policies of the Borrower and confirming that they are on risk and that the insurance for the Borrower at the date of this Agreement is at a level acceptable to the Majority Lenders and covering appropriate risks for the business carried out by the Borrower.

4.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the Facility Agent and the Mandated Lead Arranger as to English law, addressed to the Finance Parties; and

(b)	A legal opinion of Allen & Overy LLP, legal advisers to the Facility Agent and the Mandated Lead Arranger as to French law, addressed to the Finance Parties.

5.	Terminal

(a)	All title documents relating to the Borrower’s interests in the Terminal or, if any document is at the Land Registry, a certified copy of that document and a copy of a letter from the Borrower’s solicitors directing the Land Registry to issue the document to the Facility Agent or its solicitors.

(b)	The results of Land Registry searches in favour of the Facility Agent on the appropriate forms against all of the Borrower’s interests in the Terminal and:

(i)	giving not less than 25 Business Days’ (in the case of a Land Registry search) or 10 Business Days’ (in the case of a Land Charges Registry search) priority beyond the date of the English law debenture; and

(ii)	showing no adverse entries other than for the Security in connection with the Existing Facility.

(c)	The Supplemental Certificate of Title to the Terminal prepared by Clifford Chance LLP.

(d)	Evidence that all Security Interests (other than the English law debenture) affecting the Borrower’s interests in the Terminal have been, or will be, discharged by the first Utilisation Date.

(e)	All necessary Land Registry forms in relation to the charging of the Terminal in favour of the Facility Agent (including a form to note the obligation to make further advances, a form to register the restriction contained in the English law debenture and a form for disclosable overriding interests), duly completed, accompanied by payment of the applicable Land Registry fees together with an undertaking to lodge the same at the Land Registry.

(f)	Copies of all consents and authorisations required in connection with the charging of the Terminal in favour of the Facility Agent.

(g)	A copy of a notice to the reversioner of the charging of the Headlease to the Facility Agent, accompanied by payment of the appropriate registration fees.

(h)	A copy of a rent receipt showing due payment of the latest instalment of rent under the Headlease.

(i)	A reliance letter addressed to the Facility Agent in relation to the 2006 certificate of title to be provided by Clifford Chance LLP.

6.	Other documents and evidence

(a)	The Group Structure Chart.

(b)	A copy, certified by an authorised signatory of the Borrower to be a true copy, of the Borrower’s management prepared financial forecast from 1 January 2009 to 31 December 2013.

(c)	Evidence that (i) the United States Bankruptcy Court in the District of Delaware has entered a final order confirming the plan of reorganisation in respect of SemGroup Finance Corp. (to be known as SemGroup Corporation) (SemGroup) and (ii) the emergence of SemGroup and its affiliate debtors from the proceedings commenced by SemGroup and its affiliate debtors under chapter 11 of the United States Bankruptcy Code.

(d)	Evidence that the proceeds under the Loan will be applied directly towards repayment of the outstanding Intra-Group Loans, and a copy of the prepayment and cancellation notice (if applicable) showing that the Existing Facility will be prepaid and cancelled in full on the first Utilisation Date in accordance with the Funds Flow Statement.

(e)	Evidence that (i) all security in respect of the Existing Facility has been or will be fully released on the Utilisation Date and (ii) all fees, costs and expenses in respect of the Existing Facility have been paid.

(f)	Funds Flow Statement in a form satisfactory to the Finance Parties.

(g)	Evidence of the absence of any default (howsoever described) under any of the Parent’s credit facilities and that no other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (howsoever described) under any other credit facility (excluding the Existing Facility) entered into by any other member of the Group which would reasonably be expected to have a Material Adverse Effect.

(h)	Evidence that all fees and expenses then due and payable from the Borrower under this Agreement have been or will be paid by the first Utilisation Date.

(i)	A certificate of an authorised signatory of the Borrower which shall set out computations demonstrating compliance with the Minimum Interest Coverage and Maximum Total Leverage for the quarter ending on 30 June 2009.

(j)	Evidence that the proceeds of the loan to the Parent to be made by the Borrower with its existing funds in accordance with subparagraph (c) of the definition of Permitted Loan have been received by the Facility Agent in accordance with the Funds Flow Statement.

(k)	A discharge letter setting out the payment instructions and the discharge of obligations of various members of the Group in accordance with the Funds Flow Statement.

(l)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2

ORIGINAL PARTIES

Name of Original Lender	Commitments
BNP Paribas	12,250,000
Raiffeisen Zentralbank Österreich Aktiengesellschaft.	4,250,000
Natixis	4,250,000
Lloyds TSB Bank plc	4,250,000

Total Commitments	£25,000,000

SCHEDULE 3

UTILISATION REQUESTS

From:	Semlogistics Milford Haven Limited

To:	BNP Paribas as Facility Agent

Dated:

Dear Sirs

Semlogistics Milford Haven Limited – £25,000,000 Senior Facilities Agreement dated [•] 2009 (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower: Semlogistics Milford Haven Limited

(b)	Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day)

(c)	Amount: [•]

(d)	Interest Period: [•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	The proceeds of this Loan will be applied in accordance with the Funds Flow Statement, agreed by, inter alios, the Borrower.

6.	We wish to convert £[•] into US$[•] at the Facility Agent’s spot rate of exchange.

7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Semlogistics Milford Haven Limited

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

in relation to a sterling Loan:

AB + C (B – D) + E x 0.01
100 – (A + C)	% per annum

in relation to a Loan in any currency other than sterling:

E x 0.01
300	% per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 % will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant Financial Year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	BNP Paribas as Facility Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Semlogistics Milford Haven Limited – [£25,000,000] Senior Facilities Agreement dated [•] 2009 (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to the Borrower, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[1]

5.	[Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii)(c) of the definition of Qualifying Lender in Clause 14.1 (Definitions.] The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or [Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii)(A) of the definition of Qualifying Lender in Clause 14.1 (Definitions.]

[1]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

(b)	a partnership each member of which is: [Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii)(B) of the definition of Qualifying Lender in Clause 14.1 (Definitions.]

(i)	a company so resident in the United Kingdom; or [Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii)(B)(1) of the definition of Qualifying Lender in Clause 14.1 (Definitions.)]

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or [Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii)(B)(2) of the definition of Qualifying Lender in Clause 14.1 (Definitions.]

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section 19 of the CTA) of that company. [Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 14.1 (Definitions.]

[5/6].	An assignment of rights will only be effective as against any third party if, at the cost of the New Lender, the assignment is notified to the Borrower by a bailiff (huissier) in accordance with article 1690 of the French Civil Code.

[6/7].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[7/8].	[Consider including accession to the Intercreditor Agreement.]

[8/9].	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [    ].

[Facility Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	BNP Paribas as Facility Agent

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Dated:

Semlogistics Milford Haven Limited – £25,000,000 Senior Facilities Agreement dated [•] 2009 (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement.

2.	(a) We refer to Clause 24.6 (Procedure for assignment).

(b)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facilities Agreement as specified in the Schedule;

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facilities Agreement specified in the Schedule.

(d)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.[2]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the Finance Documents as a Lender; and

(b)	Party to [other relevant agreements in other relevant capacity such as Intercreditor Agreement].

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Facility Agent and without liability to the Borrower, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

[2]

If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(d).

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[3]

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or]

(c)

[a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section 19 of the CTA) of that company.] [4]

[7/8].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[8/9].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[10/11].	This Assignment Agreement has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[3]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.
[4]	Include only if New Lender is a UK Non-Bank Lender (i.e. falls within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 14.1 (Definitions).

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [    ].

[Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.]

[Facility Agent]

By:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	BNP Paribas as Facility Agent

From:	Semlogistics Milford Haven Limited

Dated:

Dear Sirs

Semlogistics Milford Haven Limited – £25,000,000 Senior Facilities Agreement dated [•] 2009 (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified.]

[We confirm that [Minimum Interest Coverage]/[Maximum Total Leverage]/[ [Minimum Net Worth]/[Accumulated Maximum Capex]/[Annual Maximum Capex] is [•] and that, therefore, the Margin should be [•].

3.	[We confirm that no Default is continuing.]

[insert applicable certification language]

for and on behalf of

[name of Director of the Borrower]

SIGNATORIES

THE BORROWER

SEMLOGISTICS MILFORD HAVEN LIMITED

By:	/s/ Nigel Robertson Passmore

Address: Main Road, Waterston, Milford Haven, Pembrokeshire SA73 1DR

Fax: +44 (0) 1646 695 837

THE SOLE MANDATED LEAD ARRANGER

BNP PARIBAS

By:	/s/ Edouard Huberdeau	/s/ Illegible
	Edouard Huberdeau	Illegible

Address: 16 rue de Hanovre, 75002 Paris

Fax: 01 42.98.11.54

Attention: Benoit Chiffert / Edouard Huberdeau

THE FACILITY AGENT

BNP PARIBAS

By:	/s/ Edouard Huberdeau	/s/ Illegible
	Edouard Huberdeau	Illegible

Address: 16 rue de Hanovre, 75002 Paris

Fax: 01 42.98.11.54

Attention: Benoit Chiffert / Edouard Huberdeau

THE LENDERS

BNP PARIBAS

By:	/s/ Edouard Huberdeau	/s/ Illegible
	Edouard Huberdeau	Illegible

Address: 16 rue de Hanovre, 75002 Paris

Fax: 01 42.98.11.54

Attention: Benoit Chiffert / Edouard Huberdeau

RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT

By:	/s/ Thomas Schirmer	/s/ Martina Zimmerl
	Thomas Schirmer	Martina Zimmerl

Address: Am Stadtpark 9 A-1030 Vienna

Fax: +43 1 71707 3096

Attention: Illegible

NATIXIS

By:	/s/ Illegible	/s/ Illegible
	Illegible	Illegible

Address: Illegible

Fax: Illegible

Attention: Illegible

LLOYDS TSB BANK PLC

By:	/s/ Russell Harvey
Russell Harvey

Address: Lloyds TSB Bank PLC, 1st Floor, 48 Chiswell Street, London EC1Y 4XX

Fax: 0207 522 6363

Attention: Russell Harvey